PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS
Kelley L. Eddington
Fund Administrator
PTV Sciences
(512) 542-0010
kelley@ptvsciences.com
Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500
insiteproxy@mackenziepartners.com
RiskMetrics (ISS), An Independent Proxy Advisory Firm, Recommends Voting the GOLD Card for Four of PTV’s Nominees: Anderson, McInerney, Melrose, and O’Holla
RiskMetrics Further Advises Shareholders to Reject Entire Management Slate of InSite Vision, Including the Chairman and Chief Executive Officer
Austin and Houston, TX– September 11, 2008 – PTV Sciences (“PTV”), a healthcare venture capital and growth equity firm, is pleased to announce that RiskMetrics Group –(Formerly known as ISS), the world’s largest proxy advisory and corporate governance firm, recommended that the stockholders of InSite Vision Incorporated (AMEX: ISV) vote the GOLD proxy card in favor of the majority of PTV’s nominees, Rick Anderson, Tim McInerney, Evan Melrose, M.D., and Robert O’Holla in connection with the election of directors at the upcoming annual meeting. Furthermore, RiskMetrics recommends stockholders and institutional investors NOT VOTE the Company’s white proxy card. In particular, RiskMetrics rejected the entire management slate, including the Chairman and Chief Executive Officer, Kumar Chandrasekaran.
Dr. Evan Melrose, a managing director at PTV Sciences, commented “RiskMetrics is a universally recognized independent voice for both retail and institutional investors. We were pleased to have their support for our nominees, and agree with their recommendation to reject all of the current Board of Directors, including the company’s chairman and chief executive officer, Kumar Chandrasekaran. This is the second report from an independent advisory firm this week that highlights the strengths of our proposed slate, and confirms the clear need for meaningful change at InSite Vision.”
In advance of issuing its report RiskMetrics met with representatives of both groups. In its report, RiskMetrics described its processes as follows: “When a dissident seeks a majority of board seats, RiskMetrics will require from the dissident a well-reasoned and detailed business plan, including the dissident’s strategic initiatives, a transition plan and the identification of a qualified and credible new management team. RiskMetrics will then compare the detailed dissident plan against the incumbent plan and the dissident director nominees and management team against the incumbent team in order to arrive at our vote recommendation.”

The report underscored the absence of effective communication by InSite Vision, specifically noting “that management most recently publicly communicated its strategic plan during the August 11, 2008 earning conference call (after market close). Although in our meeting, management asserted that it has regularly communicated its plan to shareholders, we note that the company’s share price reacted negatively to the joint earnings and strategic plan announcement. The company’s share price declined by 16.7 percent from August 11 close of $0.66 to August 12 close of $0.55.”
The report continues by stating that “our analysis indicates the company has a pattern of failing to articulate and timely deliver in total or in part on the commitments and deadlines it has made to investors via its past public statements. We observed seventeen occasions, over the period from 2002 to 2008, that company statements that referred to projected timelines, schedules, product development, approval and/or commercialization status were delayed, modified or abandoned.” The report cites management’s inability to forecast and deliver, stating “Although delays in development of new products are common and to be expected, there appears to be a pattern of inaccurate dissemination of information regarding forecasts and projections that supports [PTV’s] case that investor confidence in the strategic leadership in the company has eroded over time.”
The report also states that “[PTV’s] nominees would bring complimentary skills and significant experience in the areas of marketing and developing partnerships between small and large biopharma companies, obtaining external market exposure and managing investor expectations, and providing medical, regulatory and financial expertise to the board.”
The RiskMetrics report concludes with a powerful recommendation that InSite Vision stockholders for vote the GOLD card, stating that “We believe that change in this case is preferable to the status quo and believe that some of the dissident [PTV] nominees will add value to board deliberations and enhance management oversight that is more likely to create long term shareholder value. We believe Mr. Anderson’s big pharma marketing experience, Mr. McInerney’s finance experience, Mr. Melrose’s medical and healthcare experience and Mr. O’Holla’s big pharma regulatory affairs experience will be beneficial to the board in this respect.” The report concludes that “we note that the dissidents have met the burden of proof that change is warranted and have provided a detailed plan.”
All stockholders are encouraged to sign, date and return the GOLD proxy card. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.
About PTV Sciences
PTV Sciences (“PTV”) is a healthcare venture capital and growth equity firm focused on enabling healthcare entrepreneurs and global innovation. We are a highly collaborative investment team of 22 professionals, deeply experienced as investors and operators of life science companies. PTV Sciences focuses on enabling industry leading companies and investing in extraordinary people in the healthcare and life sciences sector, including ophthalmology, medical devices, biotechnology, pharmaceuticals, and diagnostics.
Notice
In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), on August 18, 2008, Pinto Technology Ventures, L.P. (“PTV”), filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.